PRESS RELEASE

AbbVie Reports First-Quarter 2023 Financial Results

•Reports First-Quarter Diluted EPS of $0.13 on a GAAP Basis, a Decrease of 94.8 Percent; Adjusted Diluted EPS of $2.46, a Decrease of 22.2 Percent; These Results Include an Unfavorable Impact of $0.08 Per Share related to Acquired IPR&D and Milestones Expense

•Delivers First-Quarter Net Revenues of $12.225 Billion, a Decrease of 9.7 Percent on a Reported Basis and 8.3 Percent on an Operational Basis

•First-Quarter Global Net Revenues from the Immunology Portfolio Were $5.587 Billion, a Decrease of 9.0 Percent on a Reported Basis, or 7.8 Percent on an Operational Basis; Global Humira Net Revenues Were $3.541 Billion; Global Skyrizi Net Revenues Were $1.360 Billion; Global Rinvoq Net Revenues Were $686 Million

•First-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.416 Billion, a Decrease of 14.0 Percent on a Reported Basis, or 12.9 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $878 Million; Global Venclexta Net Revenues Were $538 Million

•First-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.695 Billion, an Increase of 13.9 Percent on a Reported Basis, or 15.0 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $719 Million; Global Vraylar Net Revenues Were $561 Million

•First-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.300 Billion, a Decrease of 5.4 Percent on a Reported Basis, or 2.0 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $659 Million; Global Juvederm Net Revenues Were $355 Million

•Raises 2023 Adjusted Diluted EPS Guidance Range from $10.62 - $11.02 to $10.72 - $11.12, which Includes an Unfavorable Impact of $0.08 Per Share Related to Acquired IPR&D and Milestones Expense Incurred During the First Quarter 2023

NORTH CHICAGO, Ill., April 27, 2023 – AbbVie (NYSE:ABBV) announced financial results for the first quarter ended March 31, 2023.

"This year is off to an excellent start, with first-quarter revenues and EPS ahead of our expectations, driven by strong commercial execution across all areas of our diversified portfolio," said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. "These balanced results give us confidence to increase our full-year guidance and we see numerous opportunities for key assets to drive compelling long-term growth."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

First-Quarter Results

•Worldwide net revenues were $12.225 billion, a decrease of 9.7 percent on a reported basis, or 8.3 percent on an operational basis.

•Global net revenues from the immunology portfolio were $5.587 billion, a decrease of 9.0 percent on a reported basis, or 7.8 percent on an operational basis.
◦Global Humira net revenues of $3.541 billion decreased 25.2 percent on a reported basis, or 24.3 percent on an operational basis. U.S. Humira net revenues were $2.948 billion, a decrease of 26.1 percent. Internationally, Humira net revenues were $593 million, a decrease of 20.3 percent on a reported basis, or 14.8 percent on an operational basis.
◦Global Skyrizi net revenues were $1.360 billion, an increase of 44.7 percent on a reported basis, or 46.3 percent on an operational basis.
◦Global Rinvoq net revenues were $686 million, an increase of 47.5 percent on a reported basis, or 51.2 percent on an operational basis.

•Global net revenues from the hematologic oncology portfolio were $1.416 billion, a decrease of 14.0 percent on a reported basis, or 12.9 percent on an operational basis.
◦Global Imbruvica net revenues were $878 million, a decrease of 25.2 percent, with U.S. net revenues of $638 million and international profit sharing of $240 million.
◦Global Venclexta net revenues were $538 million, an increase of 13.7 percent on a reported basis, or 17.5 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $1.695 billion, an increase of 13.9 percent on a reported basis, or 15.0 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $719 million, an increase of 17.1 percent on a reported basis, or 18.7 percent on an operational basis.
◦Global Vraylar net revenues were $561 million, an increase of 31.3 percent.
◦Global Ubrelvy net revenues were $152 million, an increase of 10.0 percent.

•Global net revenues from the aesthetics portfolio were $1.300 billion, a decrease of 5.4 percent on a reported basis, or 2.0 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $659 million, an increase of 2.9 percent on a reported basis, or 5.8 percent on an operational basis.
◦Global Juvederm net revenues were $355 million, a decrease of 13.4 percent on a reported basis, or 7.4 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the first quarter was 67.4 percent. The adjusted gross margin ratio was 84.2 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 24.9 percent of net revenues. The adjusted SG&A expense was 24.4 percent of net revenues.

•On a GAAP basis, research and development (R&D) expense was 18.8 percent of net revenues. The adjusted R&D expense was 13.6 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•Acquired IPR&D and milestones expense was 1.2 percent of net revenues.

•On a GAAP basis, the operating margin in the first quarter was 22.6 percent. The adjusted operating margin was 45.0 percent.

•Net interest expense was $454 million.

•On a GAAP basis, the tax rate in the quarter was 49.3 percent. The adjusted tax rate was 13.7 percent.

•Diluted EPS in the first quarter was $0.13 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.46. These results include an unfavorable impact of $0.08 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced the European Commission (EC) approved Rinvoq (upadacitinib, 45 mg induction dose, 15 mg and 30 mg maintenance doses) as the first oral Janus Kinase (JAK) inhibitor for the treatment of adult patients with moderately to severely active Crohn’s disease (CD) who have had an inadequate response, lost response or were intolerant to either conventional therapy or a biologic agent. The approval is based on results from three studies in which Rinvoq achieved the co-primary endpoints of clinical remission and endoscopic response, compared to placebo, as both induction and maintenance therapy. This is the seventh approved indication for Rinvoq in the European Union (EU).

•AbbVie announced positive top-line results from INSPIRE, a Phase 3 induction study, showing Skyrizi (risankizumab, 1200 mg intravenous (IV), at weeks 0, 4 and 8) met the primary endpoint of clinical remission at week 12, as well as all secondary endpoints in adult patients with moderately to severely active ulcerative colitis (UC). Safety results in this study were consistent with the known safety profile of Skyrizi, with no new safety risks observed. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•AbbVie announced positive top-line results from a Phase 2 study of Rinvoq (30 mg, once daily), given alone or as combination therapy (ABBV-599) with a Bruton's Tyrosine Kinase inhibitor (elsubrutinib, 60 mg), in patients with moderately to severely active systemic lupus erythematosus (SLE). The study met the primary endpoint of SLE Responder Index (SRI-4) with a steroid dose of less than or equal to 10 mg per day at week 24 in patients with moderately to severely active SLE. Based on these results, AbbVie intends to advance its clinical program of Rinvoq in SLE to Phase 3.

•At the Congress of European Crohn’s and Colitis Organisation (ECCO), AbbVie presented 24 abstracts, including four oral presentations, two digital oral presentations and 18 posters from a broad range of studies across its inflammatory bowel disease (IBD) portfolio. Highlights included data from the ADVANCE, MOTIVATE and FORTIFY studies highlighting efficacy outcomes and clinical response in patients receiving Skyrizi for treatment of moderately to severely active CD, sub-analyses from the U-EXCEL, U-EXCEED and U-ENDURE studies evaluating Rinvoq for the treatment of moderately to severely active CD and analyses evaluating Rinvoq for the treatment of UC.

•At the 2023 American Academy of Dermatology (AAD) Annual Meeting, AbbVie presented more than 20 abstracts showcasing the strength of its dermatology portfolio. Notable presentations included late-breaking data that demonstrated Skyrizi improved plaque psoriasis (PsO) signs and symptoms among moderate to severe PsO patients that previously had a suboptimal response to IL-17 inhibitor therapy; abstracts assessing long-term outcomes of Skyrizi in patients with active psoriatic arthritis (PsA); subgroup analyses of outcomes in adults and adolescents with atopic dermatitis (AD) from three Phase 3 trials assessing the efficacy and safety of Rinvoq across 52 weeks; and results from a Phase 2 study evaluating the efficacy and safety of Rinvoq in moderate-to-severe hidradenitis suppurativa (HS).

•AbbVie announced that it intends to voluntarily withdraw the U.S. accelerated Imbruvica (ibrutinib) approvals for patients with mantle cell lymphoma (MCL) who received at least one prior therapy and patients with marginal zone lymphoma (MZL) who require systemic therapy and received at least one prior anti-CD20-based therapy. This voluntary action was due to requirements related to the accelerated approval status granted by the U.S. Food and Drug Administration (FDA) for MCL and MZL. Other approved indications for Imbruvica in the U.S. were not affected by this withdrawal and Imbruvica's established clinical profile in other approved indications is unchanged. Imbruvica is jointly developed and commercialized with Janssen Biotech, Inc.

Recent Events (Continued)

•AbbVie announced that the FDA approved expanding the indication of Qulipta (atogepant) for the preventive treatment of migraine in adults. The approval makes Qulipta the only oral calcitonin gene-related peptide (CGRP) receptor antagonist approved to prevent episodic and chronic migraine. The expanded indication provides an additional treatment option for those with chronic migraine whose frequent disabling attacks negatively impact performance of daily activities. Approval is based on a clinical trial that demonstrated statistically significant reduction from baseline in mean monthly migraine days and improvements in function and reduction in activity impairment.

•AbbVie announced it received a Complete Response Letter (CRL) from the FDA for the New Drug Application (NDA) for ABBV-951 (foscarbidopa/foslevodopa) for the treatment of motor fluctuations in adults with advanced Parkinson’s disease (PD). In its letter, the FDA requested additional information about the device (pump) as part of the NDA review. The CRL did not request that AbbVie conduct additional efficacy and safety trials related to the drug. AbbVie plans to resubmit the NDA as soon as possible.

•AbbVie and Capsida Biotherapeutics Inc. (Capsida) announced an expanded strategic collaboration to develop genetic medicines for eye diseases with high unmet need. The collaboration builds on the partnership announced in 2021. Under the expanded collaboration, AbbVie's extensive capabilities will be paired with Capsida's novel adeno-associated virus (AAV) engineering platform and manufacturing capability to identify and advance three programs.

Full-Year 2023 Outlook
AbbVie is raising its adjusted diluted EPS guidance for the full year 2023 from $10.62 - $11.02 to $10.72 - $11.12, which includes an unfavorable impact of $0.08 per share related to acquired IPR&D and milestones expense incurred during the first quarter 2023. The company's 2023 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the first quarter of 2023, as both cannot be reliably forecasted.
About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology and gastroenterology, in addition to products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our first-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2023 and 2022 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Jackie Pacelli	Liz Shea
(847) 937-3998	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended March 31, 2023
(Unaudited)

				% Change vs. 1Q22
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$9,201	$3,024	$12,225	(11.1)%	(5.2)%	(9.7)%	0.9%	(8.3)%

Immunology	4,536	1,051	5,587	(10.8)	(0.6)	(9.0)	6.3	(7.8)
Humira	2,948	593	3,541	(26.1)	(20.3)	(25.2)	(14.8)	(24.3)
Skyrizi	1,139	221	1,360	45.9	38.5	44.7	47.7	46.3
Rinvoq	449	237	686	44.4	53.7	47.5	64.9	51.2

Hematologic Oncology	903	513	1,416	(18.2)	(5.5)	(14.0)	(2.2)	(12.9)
Imbruvica[b]	638	240	878	(27.0)	(19.7)	(25.2)	(19.7)	(25.2)
Venclexta	265	273	538	15.7	11.8	13.7	19.2	17.5

Aesthetics	777	523	1,300	(8.1)	(1.1)	(5.4)	7.8	(2.0)
Botox Cosmetic	409	250	659	(0.7)	9.4	2.9	17.5	5.8
Juvederm Collection	122	233	355	(17.9)	(10.9)	(13.4)	(1.4)	(7.4)
Other Aesthetics	246	40	286	(13.6)	3.6	(11.5)	12.7	(10.4)

Neuroscience	1,463	232	1,695	15.0	7.5	13.9	15.0	15.0
Botox Therapeutic	587	132	719	17.5	15.5	17.1	24.2	18.7
Vraylar	560	1	561	31.2	n/m	31.3	n/m	31.3
Duodopa	25	93	118	6.5	(4.3)	(2.2)	1.7	2.6
Ubrelvy	150	2	152	9.0	n/m	10.0	n/m	10.0
Qulipta	66	—	66	>100.0	n/m	>100.0	n/m	>100.0
Other Neuroscience	75	4	79	(56.7)	6.9	(55.2)	12.6	(55.1)

Eye Care	319	289	608	(35.7)	5.0	(21.2)	11.0	(19.0)
Ozurdex	39	76	115	16.1	3.2	7.3	10.3	12.2
Lumigan/Ganfort	63	67	130	(6.8)	(7.2)	(7.0)	(2.7)	(4.7)
Alphagan/Combigan	28	43	71	(59.4)	16.9	(33.3)	24.2	(30.8)
Restasis	79	13	92	(66.5)	20.4	(62.8)	25.1	(62.6)
Other Eye Care	110	90	200	22.9	10.3	16.9	16.3	19.8

Other Key Products	727	201	928	5.5	(7.4)	2.4	(1.1)	3.9
Mavyret	171	193	364	1.2	(8.1)	(4.0)	(1.8)	(0.5)
Creon	305	—	305	6.3	n/m	6.3	n/m	6.3
Linzess/Constella	251	8	259	7.7	11.9	7.8	17.8	8.0
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	First Quarter Ended March 31
	2023	2022
Net revenues	$12,225	$13,538
Cost of products sold	3,986	4,052
Selling, general and administrative	3,039	3,127
Research and development	2,292	1,497
Acquired IPR&D and milestones	150	145
Other operating income	(10)	—
Total operating costs and expenses	9,457	8,821

Operating earnings	2,768	4,717

Interest expense, net	454	539
Net foreign exchange loss	35	25
Other expense (income), net	1,804	(776)
Earnings before income tax expense	475	4,929
Income tax expense	234	436
Net earnings	241	4,493
Net earnings attributable to noncontrolling interest	2	3
Net earnings attributable to AbbVie Inc.	$239	$4,490

Diluted earnings per share attributable to AbbVie Inc.	$0.13	$2.51

Adjusted diluted earnings per share[a]	$2.46	$3.16

Weighted-average diluted shares outstanding	1,776	1,778

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Quarter Ended March 31, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$475	$239	$0.13
Adjusted for specified items:
Intangible asset amortization	1,948	1,646	0.93
Intangible asset impairment	710	629	0.35
Acquisition and integration costs	61	55	0.03
Change in fair value of contingent consideration	1,872	1,822	1.02
Other	17	(6)	—
As adjusted (non-GAAP)	$5,083	$4,385	$2.46
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily reflect integration costs related to the Allergan acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended March 31, 2023 included acquired IPR&D and milestones expense of $150 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.08 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended March 31, 2023
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Other expense (income), net
As reported (GAAP)	$3,986	$3,039	$2,292	$(10)	$1,804
Adjusted for specified items:
Intangible asset amortization	(1,948)	—	—	—	—
Intangible asset impairment	(80)	—	(630)	—	—
Acquisition and integration costs	(15)	(44)	(2)	—	—
Change in fair value of contingent consideration	—	—	—	—	(1,872)
Other	(12)	(11)	(3)	10	(1)
As adjusted (non-GAAP)	$1,931	$2,984	$1,657	$—	$(69)
3. The adjusted tax rate for the first quarter of 2023 was 13.7 percent, as detailed below:

	Quarter Ended March 31, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$475	$234	49.3%
Specified items	4,608	462	10.0%
As adjusted (non-GAAP)	$5,083	$696	13.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Quarter Ended March 31, 2022
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,929	$4,490	$2.51
Adjusted for specified items:
Intangible asset amortization	1,855	1,565	0.88
Acquisition and integration costs	138	121	0.07
Change in fair value of contingent consideration	(748)	(746)	(0.42)
Litigation matters	184	148	0.08
Other	64	63	0.04
As adjusted (non-GAAP)	$6,422	$5,641	$3.16
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs related to the Allergan acquisition. Other primarily includes restructuring charges associated with streamlining global operations.
Reported GAAP earnings and adjusted non-GAAP earnings for the first quarter of 2022 included acquired IPR&D and milestones expense of $145 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.08 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended March 31, 2022
(in millions)	Cost of products sold	SG&A	R&D	Other expense (income), net
As reported (GAAP)	$4,052	$3,127	$1,497	$(776)
Adjusted for specified items:
Intangible asset amortization	(1,855)	—	—	—
Acquisition and integration costs	(34)	(93)	(11)	—
Change in fair value of contingent consideration	—	—	—	748
Litigation matters	—	(184)	—	—
Other	(60)	2	(6)	—
As adjusted (non-GAAP)	$2,103	$2,852	$1,480	$(28)
3. The adjusted tax rate for the first quarter of 2022 was 12.1 percent, as detailed below:

	Quarter Ended March 31, 2022
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,929	$436	8.8%
Specified items	1,493	342	22.9%
As adjusted (non-GAAP)	$6,422	$778	12.1%